State of Utah                                            Stamped RECEIVED
Department of Commerce                                   1993 DEC 2 AM 8:28
Division of Corporations and Commercial Code             Division of Corpora.
Hereby certify that the foregoing has been filed         State of Utah
and approved on the 2nd day of DEC 93
at the office of this Division and hereby issue this Certificate thereof
Examiner BS Date 12/2/93

                     CERTIFICATE OF AMENDMENT
                TO THE ARTICLES OF INCORPORATION OF
                         G&L ENERGY, INC.

     A Special Meeting of Shareholders of G&L ENERGY, INC. the
"Company") was held on the 30th day of November, 1993 at the Red
Lion Hotel, 255 South West Temple, Salt Lake City, Utah 84101, at
11:00 A.M. Mountain Standard Time pursuant to notice thereof. On the date of the Meeting there were 999,000 common shares issued and outstanding, and there were present or represented by proxy at the Meeting common shares, all of which voted in favor of adopting a resolution authorizing the Company's Board of Directors to amend the Company's Articles of Incorporation as follows:

             Article I - NAME is proposed to be amended as follows:

                            ARTICLE I
                              NAME

The name of the corporation is DIAMOND LAKE MINERALS, INC.

WHEREFORE, the Corporation has hereunto set its hand this the day of November, 1993.


G&L ENERGY, INC.


/s/ Thomas R. Warren
---------------------
Thomas R. Warren, President



/s/ Greg Markham
----------------
Greg Markham, Secretary